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Exhibit 5.1

October 13, 2000

ITXC Corp.
600 College Road East
Princeton, New Jersey 08540

Dear Sirs:

In connection with the pending registration under the Securities Act of 1933, as amended (the "Act"), of 574,942 shares of common stock of ITXC Corp., a Delaware corporation (the "Company"), offered for sale upon exercise of stock options (the "New ITXC Options") granted to former holders of options to purchase the Common Stock of eFusion, Inc. in exchange for such eFusion stock options pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of July 25, 2000, by and among ITXC Corp., eFusion, Inc. and a wholly owned subsidiary of ITXC Corp. (the "Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that, when the Company's Registration Statement on Form S-8 relating to such Shares has become effective under the Act and the Shares have been issued and sold as contemplated by the plan governing the New ITXC Options, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,



/s/ LOWENSTEIN SANDLER  PC